PURCHASE AND SALE AGREEMENT
1 Wolverine Drive, Booneville, Mississippi 38829

This Purchase and Sale Agreement (this “Agreement”) is entered into as of the Effective Date (defined below) between Wolverine Tube Inc., a Delaware corporation (“Seller”), and ANIKA AND ASSOCIATES, INC., a Michigan corporation (“Purchaser”).

In consideration of the mutual covenants set forth herein and in consideration of the Earnest Money (defined below), whose receipt and sufficiency are acknowledged by Seller and Purchaser, the parties agree as follows:

Section 1. Sale and Purchase. Seller shall sell, convey, and assign to Purchaser, and Purchaser shall purchase and accept from Seller, for the Purchase Price (defined below) and on and subject to the terms and conditions herein set forth, the following:

(a) the tracts or parcels of land situated in Prentiss County, Mississippi, described in Exhibit A, together with all rights and interests appurtenant thereto, including all of Seller’s right, title, and interest, if any, in and to adjacent streets, alleys, rights-of-way, and any adjacent strips and gores of real estate (the “Land”); all improvements located on the Land, including without limitation, 152,688 building square feet (the “Improvements”); and all rights, titles, and interests appurtenant to the Land and Improvements;

(b) all tangible personal property and fixtures of any kind owned by Seller and attached to or used in connection with the ownership, maintenance, use, leasing, service, or operation of the Land or Improvements, but specifically excluding those items listed on Exhibit E hereto (“Excluded Equipment”) (the “Personalty”);

(c) to the extent assignable by Seller, all (1) contracts or agreements, such as maintenance, service, or utility contracts (the “Property Agreements”), to the extent Purchaser elects to take assignment thereof at the Closing Date, (2) warranties, guaranties, indemnities, and claims, (3) licenses, permits, or similar documents, (4) telephone exchanges and (5) plans, drawings, specifications, surveys, engineering reports, and other technical information.

The above listed items are herein collectively called the “Property”. All of the Property shall be sold, conveyed, and assigned to Purchaser at Closing (defined below) free and clear of all liens, claims, easements, and encumbrances whatsoever except for the Permitted Encumbrances (defined below).

Section 2. Purchase Price. The price for which Seller shall sell, convey, and assign the Property to Purchaser, and which Purchaser shall pay to Seller, is two million one hundred four thousand three hundred and 00/100 ($2,104,300.00) Dollars (the “Purchase Price”), to be paid in cash or cash equivalents as set forth in Section 8(a)(1).

Section 3. Earnest Money. Within two business days after the Effective Date, Purchaser shall deliver to Fidelity National Title Insurance Company, 7025 Scottsdale Road, Scottsdale, Arizona, 85253 Attention: Desha Jackson (480) 344-6400 (“Title Company”), either a cashier’s check or wire transfer in the amount ten thousand and 00/100 ($10,000.00) Dollars which the Title Company shall immediately deposit for collection in an interest-bearing account at a federally insured banking institution. As used in this Agreement, the term “Earnest Money” shall mean the amount deposited by Purchaser together with all interest earned thereon while in the custody of Title Company. Seller and Purchaser stipulate that Purchaser’s deposit of the Earnest Money is sufficient consideration to support this Agreement notwithstanding Purchaser’s rights under Section 5.

Section 4. Title Commitment, Survey, Documents and Information.

(a) Purchaser, at its expense, shall obtain the following:

(1) commitment for Title Insurance (the “Title Commitment”) from the Title Company setting forth the status of the title of the Land and Improvements and showing all liens, claims, encumbrances, easements, rights-of-way, encroachments, reservations, restrictions, and all other matters of record affecting the Land or Improvements; and

(2) copies of all documents referred to in the Title Commitment (the “Title Commitment Documents”).

(b) Purchaser shall obtain an as-built survey (the “Survey”) of the Land and the Improvements consisting of a plat and field notes prepared by a licensed surveyor. For purposes of the property description to be included in the Deed (defined below), the field notes prepared by the surveyor shall control any conflicts or inconsistencies with Exhibit A, and such field notes shall be incorporated herein by this reference upon their completion and approval by Purchaser.

(c) Within ten days after the Effective Date, Seller, at its expense, shall deliver to Purchaser: (1)  copies of all Property Agreements; and (2)  copies of all engineering and technical reports in the possession of Seller that concern the Land or Improvements, including any soils testing reports and reports of environmental or hazardous waste inspections or surveys. The documents described in this Section 4(c) are herein collectively called the “Documents”, and the information contained in the Documents is herein collectively called the “Information”.

Section 5. Right of Inspection; Inspection Period.

(a) Right of Inspection.

(1) From the Effective Date through the Closing Date, Seller agrees that Purchaser and its authorized agents or representatives shall be entitled to enter upon the Land during normal business hours upon at least twenty-four (24) hours advance written notice to Seller (which notice shall describe the scope of due diligence Purchaser intends to conduct during Purchaser’s access to the Land) and make such reasonable, nondestructive investigations, studies and tests, including, without limitation, surveys and engineering studies, as Purchaser deems necessary or advisable; provided, however, that Purchaser shall not be permitted to conduct physical or invasive testing (including, without limitation, any environmental testing other than a Phase I study) without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(2) Purchaser agrees that in conducting any inspections, investigations or tests of the Property and/or the Documents, Purchaser and its agents and representatives shall (A) not unreasonably interfere with the operation and maintenance of the Property, (B)  not injure or otherwise cause bodily harm to Seller, the property manager, or their respective guests, agents, invitees, contractors and employees; (C) maintain comprehensive general liability insurance in terms and amounts reasonably acceptable to Seller covering any accident arising in connection with the presence of Purchaser, its agents and representatives on the Property; (D) promptly pay when due the costs of all tests, investigations and examinations done with regard to the Property, (E) not permit any liens to attach to the Property or any part thereof by reason of the exercise of Purchaser’s rights hereunder, (F) fully restore the Property to the condition in which the same was found before any such inspection or tests were undertaken, and (G) afford Seller and its agents and representatives the opportunity to be present during any such inspection, investigation or test.

(3) Purchaser will indemnify, defend, and hold Seller and its partners, shareholders, officers, directors, agents, employees, property manager, controlling persons and affiliates (individually a “Seller Party” and collectively the “Seller Parties”) harmless from all losses, costs, liens, claims, causes of action, liability, damages and expenses, including, without limitation, reasonable attorneys’ fees incurred by any Seller Party as a result of the entry upon or inspections, tests or investigations of the Property conducted by or on behalf of Purchaser.

(b) Inspection Period; Termination Right. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement for any reason or no reason in its sole discretion by giving written notice of termination to Seller and Title Company at any time during the period from the Effective Date until 5:00 p.m. Eastern time, on April 4, 2008 (the “Inspection Period”). In addition, Purchaser may continue this Agreement by giving written notice of acceptance to Seller and Title Company (the “Acceptance Notice”) on or before the last day of the Inspection Period. If Purchaser timely delivers an Acceptance Notice, this Agreement shall continue in full force and effect, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 5(b). If Purchaser does not timely deliver an Acceptance Notice, Purchaser shall be deemed to have elected to terminate this Agreement as of the last day of the Inspection Period. If Purchaser timely elects (or is deemed to have elected) to terminate this Agreement pursuant to this Section 5(b), the Earnest Money shall be disbursed according to Section 12(b) hereof and the parties shall have no further obligations hereunder except for obligations that expressly survive the termination hereof.

Section 6. Title. Purchaser may, at any time during the Inspection Period, object in writing to any liens, encumbrances, and other matters reflected by the Title Commitment or Survey. All such matters to which Purchaser so objects shall be “Non-Permitted Encumbrances”; if no such objection notice is given during the Inspection Period, except as otherwise provided below, all matters reflected by the Survey and Title Commitment shall be “Permitted Encumbrances”. If, between the end of the Inspection Period and Closing, Purchaser receives notice of additional liens, encumbrances or other matters not reflected in the initial Title Commitment or Survey or otherwise becomes aware of such matters, Purchaser may submit a revised list adding additional Non-Permitted Exceptions. Seller may, but shall not be obligated to, at its sole cost and expense, cure, remove or insure around all Non-Permitted Exceptions and give Purchaser written notice thereof within five days after the Inspection Period expires or, if applicable, after delivery of any revised list; provided, however, Seller, at its sole cost and expense, shall be obligated to cure, remove or insure around by Closing all mortgages, deeds of trust, judgment liens, mechanic’s and materialmen’s liens, and other liens and encumbrances against the Property (other than liens for taxes and assessments which are not delinquent) which either secure indebtedness or can be removed by payment of a liquidated sum of money, whether or not Purchaser objects thereto during the Inspection Period, and all such matters shall be deemed Non-Permitted Exceptions. If Seller does not timely cause all of the Non-Permitted Exceptions to be removed, cured or otherwise omitted from Purchaser’s Title Commitment and timely deliver written notice thereof to Purchaser, Purchaser may, at any time and at its election, (1) terminate this Agreement and recover the Earnest Money by providing written notice of termination to Seller, and neither Purchaser nor Seller shall have any obligations under this Agreement except those that expressly survive the termination of this Agreement, (b) extend the Closing Date until three Business Days after Seller has caused all of the Non-Permitted Exceptions to be removed, cured or otherwise omitted from Purchaser’s Title Commitment, or (c) purchase the Property subject to the Non-Permitted Exceptions (other than liens that Seller is obligated to cure, remove or insure around), in which event the Non-Permitted Exceptions (other than liens that Seller is obligated to cure, remove or insure around) subject to which Purchaser elects to purchase the Property shall thereafter be Permitted Exceptions.

In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an extended coverage owner’s title policy in accordance with the Title Commitment, insuring Purchaser’s title to the Property in the amount of the Purchase Price, subject only to the standard exceptions and exclusions from coverage contained in such policy and the Permitted Exceptions (the “Title Policy”), Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

Section 7. Representations, Warranties, and Covenants.

(a) Seller. Seller represents and warrants to, and covenants with, Purchaser that:

(1) Seller is a Delaware corporation, has been duly organized, is validly existing, is in good standing in the state in which it was formed, and is qualified to do business in the state in which the Real Property is located. Seller has the full right, power and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and duly executed and delivered by Seller and constitute, or will constitute, as appropriate, the legal, valid and binding obligation of Seller, enforceable in accordance with their terms.

(2) There is no agreement to which Seller is a party or that is binding on Seller which is in conflict with this Agreement. There is no action or proceeding pending or, to Seller’s knowledge, threatened against Seller or relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement or against or with respect to the Property. Seller has not committed or obligated itself in any manner whatsoever to sell, lease or encumber the Property or any interest therein to any other party, except as provided in the Leases with respect to the lease of space in the Improvements. No rights of first offer or rights of first refusal regarding the Property exist under the organizational documents of Seller or under any agreement by which Seller or the Property is or may be bound or affected.

(3) All bills and other payments due with respect to the ownership, operation, and maintenance of the Property have been paid or will be paid prior to Closing in the ordinary course of business.

(4) From the Effective Date until the Closing Date, Seller shall: (A) maintain and operate the Property in substantially the same manner as Seller has heretofore done; (B) continue all Property Agreements and insurance policies or contracts relative to the Property in full force and effect and neither cancel, amend, nor renew any of the same other than in the ordinary course of Seller’s business; (C) not commit or permit to be committed any physical waste to the Property; and (D) not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed by Purchaser prior to the expiration of the Inspection Period and which consent shall be deemed given by Purchaser if within five days after Seller’s request Seller does not receive written notice from Purchaser disapproving such agreement, instrument or action), enter into any Lease or other agreement or instrument or take any action that would encumber the Property after Closing, that would bind Purchaser or the Property after Closing, or that would be outside the normal scope of maintaining and operating the Property.

(5) The Documents and all other documents delivered by Seller to Purchaser pursuant to this Agreement are and shall be true and complete in all material respects and, to the best of Seller’s knowledge, the Information and any other information contained therein is and shall be true and complete in all material respects.

(6) Seller is not aware of, and has not received, any notices from any insurance companies, governmental agencies or authorities or from any other parties (A) of any conditions, defects or inadequacies with respect to the Property (including health hazards or dangers, nuisance or waste), which, if not corrected, would result in termination of insurance coverage or increase its costs therefor, (B) with respect to any violation of any applicable zoning, building, health, environmental, traffic, flood control, fire safety, handicap or other law, code, ordinance, rule or regulation (collectively, the “Legal Requirements”), (C) of any pending or threatened condemnation proceeding with respect to the Property, or (D) of any proceedings which could cause the change, redefinition or other modification of the zoning classification of the Property. Seller shall immediately notify Purchaser of any violations or conditions of which Seller receives notice (whether written or oral).

(7) To Seller’s knowledge, Seller has no obligation to any, governmental or quasi-governmental entities or any other person or entity which commitment relates to the Property and would survive Closing and be a binding obligation of the Purchaser thereafter, in each case to pay or contribute property or money or to construct, install or maintain any improvements on or off the Property (except as may be disclosed in (A) a document of public record or (B) the information provided by Seller to Purchaser prior to the expiration of the Inspection Period).

(8) To Seller’s knowledge, the Property has not been the site of any activity that would violate any past or present environmental law or regulation of any governmental body or agency having jurisdiction over the Property. Specifically, but without limitation, (A) solid waste, petroleum, or petroleum products have not been handled or stored on the Property such that they may have leaked or spilled onto the Property or contaminated the Property in any material way, (B) there is no on-site material contamination resulting from activities on the Property or adjacent tracts, and (C) the Property contains no “hazardous materials” which shall mean any petroleum products, flammables, explosives, radioactive materials, asbestos, radon, or other hazardous waste including substances defined as “hazardous substances”, “hazardous materials”, or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act, and the Resources Conversation and Recovery Act, and any other material or substance whose use, storage, handling or disposal is regulated by any law or regulation. To Seller’s knowledge, there are not storage tanks located on the Property (either above or below ground), and the Property has not been used as a landfill or site for disposal of garbage or refuse.

(9) Seller has no knowledge of any fact or condition existing regarding the presence of, testing for, or remediation of, mildew, mold or mold spores on the Property.

(10) Seller has no knowledge of any fact or condition existing which would result or could result in the termination or reduction of the current access from the Property to the existing highways and roads that provide access to the Property, or of any reduction in or to sewer or other utility services presently serving the Property.

(11) Seller is neither a “foreign person” nor a “foreign corporation” as those terms are defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

(12) To Seller’s knowledge, the Property is now in full compliance with all Legal Requirements. To Seller’s knowledge, there are no petitions, actions, hearings, planned or contemplated, relating to or affecting the zoning or use of the Property or any contiguous property. Seller has a waste-water permit and the appropriate business licenses and permits necessary to operate the facility as it is used currently by Seller. Seller hereby agrees to indemnify and hold harmless the Purchaser against any loss, cost or damage arising from the inaccuracy of the above representation and to pay all reasonable costs of obtaining any such licenses, permits or authorizations if such licenses, permits or authorizations are required by applicable Legal Requirements on the date hereof to own and operate the Property in accordance with its current operations.

(13) There is no pending or, to Seller’s knowledge, threatened, judicial, municipal or administrative proceedings with respect to, or in any manner affecting the Property or in which Seller is or will be a party, including proceedings for or involving tenant evictions, collections, condemnations, eminent domain, alleged building code, zoning or environmental violations, or personal injuries or property damage alleged to have occurred on the Property or by reason of the construction of any improvements thereon or the use and operation of the Property or any present plan or study by any governmental authority, agency or employee thereof which in any way challenges, affects or would challenge or affect the continued authorization of the ownership, construction, use, leasing, management, maintenance, and operation of the Property.

(14) All of the information concerning Seller and the Property and all reports, contracts, or other items obtained by Purchaser in connection with the Property are true, complete and correct in all respects and fairly present the information set forth in a manner that is not misleading, and Seller has not omitted any information required to be included in order to make the information furnished not misleading.

(15) Seller is currently in compliance with, and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with, the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(b) Purchaser. Purchaser represents and warrants to, and covenants with, Seller that:

(1) Purchaser has full right, power, and authority to execute and deliver this Agreement and to consummate the purchase and sale transactions provided for herein without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties. This Agreement, when executed and delivered by Seller and Purchaser, will constitute the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

(2) To Purchaser’s knowledge there are no actions, suits, claims, assessments, or proceedings pending or threatened that could materially adversely affect Purchaser’s ability to perform hereunder.

(c) Survival. The representations and warranties set forth in Section 7(a) shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of two (2) years (the “Survival Period”). Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only on the following conditions: the party bringing the action for breach first learns of the breach after Closing and gives written notice of such breach to the other party before the end of the Survival Period and files such action within two years following the Closing Date. The provisions of this Section 7(c) shall survive the Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Section 12.

(d) Condition of the Property. Purchaser acknowledges that Purchaser will have the opportunity to independently and personally inspect the Property and that Purchaser has entered into this Agreement based upon its ability to make such examination and inspection. The Property is to be sold to and accepted by Purchaser at Closing in its then present condition, “AS IS, WITH ALL FAULTS, AND WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED”, except for the express representations and warranties of Seller contained in Section 7(a) and in any documents executed by Seller at Closing.

Section 8. Closing. The closing (the “Closing”) of the sale of the Property by Seller to Purchaser shall occur on or before April 7, 2008 (the “Closing Date”). Time is of the essence with regard to the Closing Date. At the Closing the following, which are mutually concurrent conditions, shall occur:

(a) Purchaser, at its expense, shall deliver or cause to be delivered to Seller the following:

(1) immediately available cash funds in the amount of the Purchase Price as specified in Section 2, adjusted in accordance with this Agreement;

(2) Four counterparts of a Bill of Sale, Assignment and Assumption of Leases and Contracts for the Property in the form of Exhibit C (the “Bill of Sale”), duly executed by Purchaser;

(3) evidence satisfactory to Seller and Title Company that the person executing the Closing documents on behalf of Purchaser has full right, power, and authority to do so.

(b) Seller, at its expense, shall deliver or cause to be delivered to Purchaser the following:

(1) One Special Warranty Deed (the “Deed”) in the form of Exhibit B, fully executed and acknowledged by Seller, conveying to Purchaser the Land and Improvements, subject only to the Permitted Encumbrances;

(2) Four counterparts of the Bill of Sale, duly executed by Seller;

(3) certificate in the form of Exhibit D meeting the requirements of 1445 of the Internal Revenue Code of 1986, executed and sworn to by Seller;

(4) Owner policy of title insurance in the amount of the Purchase Price issued by Title Company, insuring that Purchaser is the owner of the Land and Improvements subject only to the Permitted Encumbrances and the standard printed exceptions included in an ALTA standard form owner policy of title insurance; however, the standard exception for taxes shall be limited to the year in which the Closing occurs, and subsequent years and subsequent assessments for prior years due to change in land usage or ownership;

(5) evidence satisfactory to Purchaser and the Title Company that the persons executing and delivering the Closing documents on behalf of Seller have full right, power and authority to do so; and

(c) Seller and Purchaser agree to adjust, as of June 30, 2008 at 11:59 p.m., the following (collectively, the “Proration Items”): real estate and personal property taxes and assessments (subject to the terms of Section 8(d) below) and utility bills (except as hereinafter provided). Seller will be charged and credited for the amount of all of the Proration Items relating to the period up to and including the Closing Date, and Purchaser will be charged and credited for all of the Proration Items relating to the period after the Closing Date. Such preliminary estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller or Title Company and submitted to Purchaser for Purchaser’s approval prior to the Closing Date (the “Closing Statement”). The Closing Statement, once agreed upon, shall be signed by Purchaser and Seller and delivered to Title Company for purposes of making the preliminary proration adjustment at Closing subject to the final cash settlement provided for below. The preliminary proration shall be paid at Closing by Purchaser to Seller (if the preliminary prorations result in a net credit to Seller) or by Seller to Purchaser (if the preliminary prorations result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of the Closing Date, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received (not to exceed 120 days after Closing), re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Purchaser. No prorations will be made in relation to insurance premiums, and Seller’s insurance policies will not be assigned to Purchaser. Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration will be made at Closing with respect to utility bills. Seller will be entitled to all deposits presently in effect with the utility providers, and Purchaser will be obligated to make its own arrangements for deposits with the utility providers. The provisions of this Section 8(c) will survive the Closing for one year.

(d) All ad valorem real estate and personal property taxes with respect to the Property (to the extent not prorated in Section 8(c) above) shall be prorated as of June 30, 2008 on 11:59 p.m. on a cash basis for the calendar year in which the Closing occurs, regardless of the year for which such taxes are assessed.

(e) Purchaser shall receive a credit against the Purchase Price at Closing for all payments due or owing under any Property Agreements for periods prior to the Closing Date, which amounts shall be prorated as of June 30, 2008 at 11:59 p.m. If Seller has paid any amounts under any Property Agreements for periods after 11:59 p.m. of the day immediately preceding the Closing Date, Purchaser shall pay such amounts to Seller at Closing in addition to the Purchase Price.

(f) Seller shall pay (1) one-half of any escrow fees or similar charges of the Title Company, and (2) the cost of obtaining any other items required to be delivered by Seller to Purchaser at Closing as provided herein.

(g) Purchaser shall pay (1) the base premium for the owner’s title policy and any charges for endorsements or deletions to the owner’s title policy, (2) any charges for any title policy in favor of Purchaser’s lender, (3) the cost of the Survey, and (4) the cost of obtaining any other items required to be delivered by Purchaser to Seller at Closing as provided herein.

(h) Title Company shall return the Earnest Money to Purchaser or, at Purchaser’s option, apply the Earnest Money to the cash portion of the Purchase Price.

(i) Upon completion of the Closing, Seller shall deliver to Purchaser possession of the Property, subject to the Permitted Encumbrances.

(j) Purchaser and Seller shall have executed a triple-net lease agreement containing the usual clauses pursuant to which the Seller shall lease for a period extending until June 30, 2008 the Land and the Improvements from the Purchaser at the rate of $2.00 NNN per square foot.

(k) In addition to all other conditions set forth herein, the obligation of Purchaser to consummate the transactions contemplated hereunder is conditioned upon the following:

(1) Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date; and

(2)  No later than one business day prior to the Closing Date (or such earlier date as provided herein), Seller shall have tendered all deliveries to be made at Closing.

Section 9. Commissions. Pursuant to a separate written agreement, Seller has agreed to pay a commission to Jumper Realty & Associates, LLC upon the consummation of Closing and payment of the Purchase Price. Seller shall defend, indemnify, and hold harmless Purchaser, and Purchaser shall defend, indemnify, and hold harmless Seller, from and against all claims by third parties for brokerage, commission, finders, or other fees relative to this Agreement or the sale of the Property, and all court costs, attorneys’ fees, and other costs or expenses arising therefrom, and alleged to be due by authorization of the indemnifying party.

Section 10. Reimbursable Lease Expenses. Reserved.

Section 11. Destruction, Damage, or Taking Before Closing. If, before Closing, all or any material part of the Property is destroyed or damaged, or becomes subject to condemnation or eminent domain proceedings, then Seller shall promptly notify Purchaser thereof (a “Seller’s Notice”). Purchaser may elect to proceed with the Closing (subject to the other provisions of this Agreement) by delivering notice thereof to Seller within five business days after receipt of a Seller’s Notice, but Purchaser shall be entitled to all insurance proceeds or condemnation awards payable as a result of such damage or taking and, to the extent the same may be necessary or appropriate, Seller shall assign to Purchaser at Closing Seller’s rights to such proceeds or awards. If, within five business days after Purchaser’s receipt of a Seller’s Notice, Seller receives written notice from Purchaser of Purchaser’s termination of this Agreement (or, if Seller has not received notice from Purchaser during such time of Purchaser’s election to terminate this Agreement), then Purchaser shall be deemed to have terminated this Agreement pursuant to Section 12(b). If, before Closing, less than a material part of the Land or Improvements is destroyed or damaged, or becomes subject to condemnation or eminent domain proceedings, then Seller shall notify Purchaser thereof, Purchaser shall have no right to terminate this Agreement, and the parties shall proceed with the Closing, but Purchaser shall be entitled to all insurance proceeds or condemnation awards payable as a result of such damage or taking and, to the extent the same may be necessary or appropriate, Seller shall assign to Purchaser at Closing Seller’s rights to such proceeds or awards and at Closing Purchaser shall receive a credit for the amount of any deductible payable under any applicable insurance policy. For the purposes of this Section 11, damage or a taking shall be considered to be “material” if the value of the portion of the Property damaged or taken exceeds $250,000, or, in the case of a taking, if the portion of the Property taken is such that it materially adversely affects the ability to use the remainder for the purposes for which it is presently used.

Section 12. Termination and Remedies.

(a) If Purchaser fails defaults on its obligations hereunder or otherwise fails to consummate the purchase of the Property pursuant to this Agreement for any reason other than termination hereof pursuant to a right granted to Purchaser in Section 5, Section 6, or Section 11 or due to a breach of Seller’s representations or warranties, then Seller, as its sole remedy, may terminate this Agreement by notifying Purchaser thereof, whereupon neither Purchaser nor Seller shall have any further rights or obligations hereunder, except those that by their terms survive the termination of this Agreement. In addition to the foregoing, Seller shall also be entitled to recover all expenses, including reasonable attorneys’ fees and litigation costs, incurred in connection with recovering the Earnest Money following a breach hereof by Purchaser.

(b) If Purchaser terminates (or is deemed to have terminated) this Agreement pursuant to Section 5, Section 6, or Section 11, then Title Company shall return the Earnest Money to Purchaser, whereupon neither party hereto shall have any further rights or obligations hereunder, except those that by their terms survive the termination of this Agreement.

(c) If Seller fails to consummate the sale of the Property pursuant to this Agreement for any reason other than Purchaser’s failure to perform its obligations hereunder or termination hereof by Purchaser in accordance with Section 12(b) or if prior to Closing any one or more of Seller’s representations or warranties are breached or untrue in any material respect, then Purchaser, as its sole and exclusive remedy, may either (1) terminate this Agreement by notifying Seller thereof, in which case Title Company shall return the Earnest Money to Purchaser and neither party hereto shall have any further rights or obligations hereunder, except those that by their terms survive the termination of this Agreement; or (2) enforce specific performance of the obligations of Seller hereunder.

Section 13. Notices. All notices provided or permitted to be given under this Agreement must be in writing and may be served by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested; by delivering the same in person to such party by a nationally-recognized, overnight delivery service (e.g., Federal Express); or by facsimile copy transmission during normal business hours with a confirmation copy delivered by another method permitted under this Section 13. Notice given in accordance herewith shall be effective upon delivery to the address of the addressee (even if such addressee refuses delivery thereof). For purposes of notice, the addresses of the parties shall be as follows:

If to Seller, to:	Wolverine Tube, Inc.
c/o Ralph Campbell
Vice President, Risk Management
200 Clinton Avenue, Suite 1000
Huntsville, AL 35801
Telephone: (256) 580-3589
Facsimile: (256) 580-3996
E-mail: campbelr@wlv.com

With a copy to:	Wolverine Tube, Inc.
200 Clinton Avenue, Suite 1000
Huntsville, AL 35801
Attention: Jennifer Brinkley
Corporate Counsel
Telephone: (256) 580-3982
Facsimile: (256) 580-3996
E-mail: brinklej@wlv.com

And a copy to:	Jumper Realty & Associates, LLC
PO Box 2450
2782 S. Harper Road
Corinth, Mississippi 38834
Attention: Brandon Morris
Telephone: (662) 286-2828
Facsimile: (662) 286-0226
Email: brandon_morris0516@hotmail.com

If to Purchaser, to:	Anika and Associates, Inc.
32500 Telegraph Road, Suite 209
Bingham Farms, Michigan 48025
Attention: Murray Wikol
Telephone: (248) 988-9341
Facsimile: (248) 723-3341
E-mail: mwikol@provisions.ws

With a copy to:	Strobl & Sharp, PC
300 E. Long Lake Road Suite 200
Bloomfield Hills, MI 48304
Attention: Brian Henry
Telephone: (248) 540-2300
E-mail: bhenry@stroblpc.com

Either party hereto may change its address for notice by giving three days prior written notice thereof to the other party.

Section 14. Assigns; Beneficiaries. Purchaser may assign Purchaser’s rights and obligations under this Agreement to any affiliate entity of Purchaser, or entity owned, directly or indirectly, by Brown Realty Acquisitions, Inc. or any real estate funds sponsored by its affiliates (the “Assignee”), on the condition that the Assignee expressly assumes the obligations of Purchaser hereunder in a written agreement. Other than as set forth in the first sentence of this Section 14, Purchaser shall not assign this Agreement or Purchaser’s rights, duties and obligations hereunder without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed, and any attempt to do so shall constitute a default by Purchaser hereunder. Notwithstanding any such assignment, Purchaser shall remain liable for the performance of its obligations hereunder. Subject to the foregoing provisions of this Section 14, this Agreement shall inure to the benefit of and be binding on the parties hereto and their respective heirs, legal representatives, successors, and assigns. This Agreement is for the sole benefit of Seller and Purchaser (including a permitted Assignee, or any other assignee consented to by Seller as provided above), and no third party (including without limitation subsequent owners of the Property) is intended to be a beneficiary of or have the right to enforce this Agreement.

Section 15. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the state in which the Property is located.

Section 16. Entire Agreement. This Agreement is the entire agreement between Seller and Purchaser concerning the sale of the Property, and no modification hereof or subsequent agreement relative to the subject matter hereof shall be binding on either party unless reduced to writing and signed by the party to be bound. All Exhibits attached hereto are incorporated herein by this reference for all purposes.

Section 17. Business Days; Holidays; Weekends. As used in this Agreement, the term “business day” means any day, other than a Saturday or Sunday, on which banks located in Booneville, Mississippi are not required or authorized to close. If any notice or action required or permitted by this Agreement falls on a date which is not a business day, then such date shall be extended to the next business day.

Section 18. Rule of Construction; No Waiver. Purchaser and Seller acknowledge that each party has reviewed this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto. No provision of this Agreement shall be deemed to have been waived by either party unless the waiver is in writing and signed by that party. No custom or practice which may evolve between the Purchaser and Seller during the term of this Agreement shall be deemed or construed to waive or lessen the right of either of the parties hereto to insist upon strict compliance of the terms of this Agreement.

Section 19. Multiple Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this instrument to produce or account for more than a single counterpart containing the respective signatures (or facsimiles thereof) of, or on behalf of, each of the parties hereto. A signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

Section 20. Invalid Provisions. If any provision of this Agreement (except the provisions relating to Seller’s obligation to convey the Property and Purchaser’s obligation to pay the Purchase Price, the invalidity of either of which shall cause this Agreement to be null and void) is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

Section 21. Recordation. Neither this Agreement nor any memorandum thereof shall be recorded in the office of the county clerk of the county in which the Property is located. If Purchaser causes this Agreement or any memorandum thereof to be so recorded, Purchaser shall be in default hereunder, thereby entitling Seller to terminate this Agreement and retain the Earnest Money pursuant to Section 12(a) hereof. Notwithstanding any such termination, Purchaser shall be obligated to execute an instrument in recordable form releasing this Agreement, and Purchaser’s obligations pursuant to this Section 21 shall survive any termination of this Agreement as a surviving obligation.

Section 22. Attorneys’ Fees. In the event of litigation between the parties in connection with this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing party. The obligation in the immediately preceding sentence shall survive any termination of this Agreement or the Closing as a surviving obligation.

Section 23. Time is of the Essence. Time is of the essence in this Agreement.

Section 24. Effective Date. As used in this Agreement, the “Effective Date” shall be the date on which this Agreement is executed by the last of Purchaser or Seller.

Section 25. Reporting Person. Purchaser and Seller hereby designate Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

Section 26. Miscellaneous. Whenever herein the singular number is used, the same shall include the plural, and the plural shall include the singular where appropriate, and words of any gender shall include the other gender where appropriate. The headings of the Sections contained in this Agreement are for convenience only and shall not be taken into account in determining the meaning of any provision of this Agreement. The words “hereof” and “herein” refer to this entire Agreement and not merely the Section in which such words appear.

Section 27. Confidentiality. Purchaser acknowledges and agrees that any and all of the Documents and Information are proprietary and confidential in nature and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Further, each party hereto agrees to maintain in confidence, and not to discuss with or to disclose to any person or entity who is not a party to this Agreement, any Document, any Information, or the information contained herein or any material term of this Agreement or any aspect of the transactions contemplated hereby, except as provided in this Section. Seller may publicly disclose the existence of this Agreement provided that the identity of Purchaser is not disclosed. Purchaser shall not disclose to anyone other than its partners and financiers the Documents, any Information, and/or any information disclosed by Seller to Purchaser which is not generally known by the public regarding Seller’s operations and/or the Property. Each party hereto may discuss such matters with and disclose such matters to its accountants, attorneys, existing or prospective lenders, investment bankers, underwriters, rating agencies, partners, consultants and other advisors to the extent such parties reasonably need to know such information and are bound by a confidentiality obligation identical in all material respects to the one created by this Section. Additionally, each party may discuss and disclose such matters to the extent necessary to comply with any requirements of the Securities and Exchange Commission or in order to comply with any law or interpretation thereof or court order. This provision shall survive termination of this Agreement, but except for the next sentence, shall terminate upon the Closing. Any press release to be made regarding any matter which is the subject of the confidentiality obligation created in this Section shall be subject to the reasonable approval of Purchaser and Seller, respectively both as to timing and content. In permitting Purchaser to review the Documents, the Information and/or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party beneficiaries or relationships of any kind, either express or implied, have been offered, intended or created.

Section 28. Marketing. Subject to Paragraph 27 of this Agreement, Purchaser may discuss the Property and/or market and advertise the Property to prospective lenders, partners, tenants, and investors. To this end, Purchaser, at Purchaser’s sole cost and expense, shall have the right and to install, during the Inspection Period and prior to Closing, appropriate signage at the Property and/or market the property, with Seller’s approval that shall not be unreasonably withheld or delayed.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Executed as of the Effective Date.

SELLER:	WOLVERINE TUBE, INC. a Delaware corporation

By:
Name:
Title:
Date of Execution:

PURCHASER:	ANIKA AND ASSOCIATES, INC., a Michigan corporation
By:
Name:
Title:
Date of Execution:

TITLE COMPANY JOINDER

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received and shall hold the Earnest Money required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement. The following provisions shall control with respect to the rights, duties and liabilities of Escrow Agent:

(i)
Escrow Agent acts hereunder as a depository only and is not responsible or liable in any manner whatsoever for the (A) sufficiency, correctness, genuineness or validity of any written instrument, notice or evidence of a party’s receipt of any instruction or notice which is received by Escrow Agent, or (B) identity or authority of any person executing such instruction, notice or evidence.

(ii)	Escrow Agent shall have no responsibility hereunder except for the performance by it in good faith of the acts to be performed by under this Agreement, including this Joinder by Escrow Agent.

(iii)
Escrow Agent shall not be responsible for the solvency or financial stability of the financial institution with which the Escrow Agent deposits the Earnest Money to be escrowed hereunder so long as the same is government insured interest-bearing account.

(iv)
All attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with a dispute with respect to the Earnest Money shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

(v)
In the event of a dispute between the parties hereto with respect to the disposition of the Earnest Money, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited.

FIDELITY NATIONAL TITLE INSURANCE COMPANY

Date executed by Escrow Agent:	By:
Name:
Title:

Schedule of Exhibits

A	-	Description of Land

B	-	Form of Special Warranty Deed

C	-	Form of Bill of Sale, Assignment and Assumption of Contracts

D	-	Form of FIRPTA Certificate

E	-	Excluded Equipment

EXHIBIT A

Description of Land

A-1

Exhibit B

Form of Special Warranty Deed

This instrument prepared by:   INDEXING INSTRUCTION:

SPECIAL WARRANTY DEED

For and in consideration of the sum of Ten Dollars ($10.00), cash in hand paid, and other good and valuable consideration, the receipt, sufficiency and adequacy of all of which are hereby acknowledged, the undersigned ____________________________, a ____________________________ (“Grantor”), acting by and through ______________________, duly authorized _______________________ of Grantor, does hereby sell, convey and, subject to the reservations and exceptions set forth on Exhibit B attached hereto and incorporated herein by reference (the “Permitted Encumbrances”), warrant unto ______________________________, a _________________________ (“Grantee”), the lots, tracts and parcels of land lying and being in _______________ County, Mississippi, together with all buildings and improvements situate thereon, described on Exhibit A attached hereto and incorporated herein by reference, and all after-acquired right, title and interest therein, together with all rights, titles, and interests appurtenant thereto.

The within described property is hereby conveyed to the Grantee “AS IS, WHERE IS, WITH ALL FAULTS.” EXCEPT AS EXPRESSLY SET FORTH HEREIN, GRANTOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND TO GRANTEE, INCLUDING, WITHOUT LIMITATION, THE CONDITION OF TITLE, THE PHYSICAL CONDITION OF THE PROPERTY, OR THEIR SUITABILITY FOR ANY PARTICULAR PURPOSE OR OF MERCHANTABILITY. GRANTEE IS RELYING ON ITS INVESTIGATIONS OF THE PROPERTY IN DETERMINING WHETHER TO ACQUIRE IT. THE PROVISIONS OF THIS PARAGRAPH ARE A MATERIAL PART OF THE CONSIDERATION FOR GRANTOR EXECUTING THIS QUITCLAIM DEED, AND SHALL SURVIVE CLOSING.

TO HAVE AND TO HOLD the within described property, together with the privileges and appurtenances thereunto appertaining, unto the Grantee, its successors and assigns forever subject, however, to the Permitted Encumbrances.

[SIGNATURE PAGE FOLLOWS]

B-1

WITNESS the signature of the Grantor, this the ____ day of ____________, 2006.
, a

By:
Name:
Title:

STATE OF ________________
COUNTY OF ______________

Personally appeared before me, the undersigned authority in and for the said city and state, on this ___ day of _____________, 200___, within my jurisdiction, the within named ___________________________, who acknowledged to me that he is ___________________________ of ________________________, a Mississippi ________________________, and that for and on behalf of said _______________________, and as the act and deed of said ________________________, he executed the above and foregoing instrument, after first having been duly authorized by said ______________________ so to do.

__________  (NOTARY PUBLIC)

My commission expires:

__________

ADDRESS OF GRANTOR:	ADDRESS OF GRANTEE:

B-2

EXHIBIT C

BILL OF SALE, ASSIGNMENT AND ASSUMPTION
OF CONTRACTS
(name of property)

THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION OF CONTRACTS (this “Bill of Sale”) is made as of the _____ day of __________________, ______, by and between ___________________________, a _______________________ (“Assignor”), and _________________________, a _________________________ (“Assignee”).

W I T N E S S E T H:

For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Assignor hereby sells, transfers, assigns and conveys to Assignee the following:

(a) All right, title and interest of Assignor in and to all tangible personal property (“Personalty”) set forth in the inventory on Exhibit A hereto and made a part hereof, and located on, and used in connection with the management, maintenance or operation of that certain land and improvements located in the County of __________, State of ____________, as more particularly described in Exhibit B hereto and made a part hereof (“Real Property”).

(b) To the extent assignable, all right, title and interest of Assignor in and to those certain contracts set forth on Exhibit C hereto and made a part hereof, and all warranties, guaranties, indemnities and claims (including, without limitation, for workmanship, materials and performance) and which exist or may hereafter exist against any contractor, subcontractor, manufacturer or supplier or laborer or other services relating thereto (collectively, the “Contracts”).

(c) All right, title and interest of Assignor in and to those agreements set forth on Exhibit D hereto and made a part hereof (the “License Agreements”).

2. This Bill of Sale is given pursuant to that certain Purchase and Sale Agreement (as amended, the “Purchase Agreement”) dated as of ____________________, between Assignor and Assignee, providing for, among other things, the conveyance of the Personalty, the License Agreements and the Contracts.

3. As set forth in the Purchase Agreement, which is hereby incorporated by reference as if herein set out in full and except as set forth herein, the property conveyed hereunder is conveyed by Assignor and accepted by Assignee AS IS, WHERE IS, AND WITHOUT ANY WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT.

4. Assignee hereby accepts the assignment of the Personalty, the Contracts and the License Agreements and agrees to assume and discharge, in accordance with the terms thereof all of the obligations thereunder from and after the date hereof,. Additionally, but without limiting the generality of the foregoing, Assignee agrees to assume and discharge all costs and expenses incurred with respect to License Agreements and License Agreement renewals and extensions executed subsequent to the Effective Date of the Purchase Agreement and those set forth on Exhibit E hereto. Assignee agrees to indemnify and hold harmless Assignor from any cost, liability, damage or expense (including attorneys’ fees) arising out of or relating to Assignee’s failure to perform any of the foregoing obligations.

5. Assignor agrees to indemnify and hold harmless Assignee from any cost, liability, damage or expense (including attorneys’ fees) arising out of or relating to Assignor’s failure to perform any of the obligations of Assignor under the Contracts or License Agreements, to the extent accruing prior to the date hereof.

6. This Bill of Sale may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale as of the date first above written.

ASSIGNOR:

_____________________________________________, a ________________________________________

By:	__________________, a_________________, its _________________

By:
Name:
Title:

By:	__________________, a_________________, its _________________

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

STATE OF ______________ §
§
COUNTY OF ____________§

This instrument was acknowledged before me on ______________, 2008, by ___________________, ___________________ of __________________, a __________________, _______________ of _______________________, a __________________, on behalf of said ___________________ and _________________________.

Notary Public, State of ______________

STATE OF ______________ §
§
COUNTY OF ____________§

This instrument was acknowledged before me on ______________, 2008, by ___________________, ___________________ of __________________, a __________________, _______________ of _______________________, a __________________, on behalf of said ___________________ and ____________________________.

Notary Public, State of ______________

STATE OF ______________ §
§
COUNTY OF ____________ §

This instrument was acknowledged before me on ______________, 2008, by ___________________, ___________________ of __________________, a __________________, _______________ of _______________________, a __________________, on behalf of said ___________________ and ____________________________.

Notary Public, State of ______________

Exhibit A	Personalty
Exhibit B	Real Property
Exhibit C	Contracts
Exhibit D	License Agreements
Exhibit E	Renewals and Extensions

EXHIBIT D

FIRPTA CERTIFICATE

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform _____________ (“Transferee”) that withholding of tax is not required upon the disposition of a U.S. real property interest by _______________________ (“Transferor”), the beneficial owner of ______________________________ (U.S. employer identification number ___________________), the undersigned, in their capacity as _____________ of _____________, but not individually, hereby certifies to Transferee the following on behalf of Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii);

3. Transferor’s U.S. employer identification number is ___________; and

4. Transferor’s office address is ___________________________.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated as of __________, 20___.

_______________________________________, a
________________

By:
Name:
Title:
Date:

THE STATE OF __________ §
§
COUNTY OF ____________ §

This instrument was acknowledged before me on ______________, 200____, by ___________________, ___________________ of _______________________, a ______________, on behalf of said ___________________________.

Notary Public, State of _____________

SWORN TO AND SUBSCRIBED BEFORE ME by ______________________ on ___________________________, 200____.

Notary Public, State of _____________

EXHIBIT E
EXCLUDED EQUIPMENT

One-SMS VMR 75 pilger mill, with controls, runout, feed table, and all lubrication, hydraulics, controls and electrics.

One_ two stand Schumag cascade drawing machine, complete with uncoiler, recoiler, controls, hydraulics, electrics, and miscellaneous support equipment, including but not limited to pointers, length compensator, etc.

One-Bronx straightener, with tables, controls, and support equipment.

Two-84" ITAM drawblocks, complete with hydraulics, electrics, controls, pointers, platforms, electrics, basket carousel, and miscellaneous support equipment.

All spare parts for any and all of the above machinery.

All copper tube production equipment, in crates or loose, as removed from the Booneville production process or in storage from our Jackson Tennessee plant.

All electric panels and motor control centers associated with the above equipment.

One oily water separator unit, complete, in the small building behind the main Booneville plant.

One-Nitrogen supply system, complete, leased from and owned by Air Products.

Miscellaneous office furniture, including but not limited to desks, chairs, and computers.

Miscellaneous shop and maintenance support equipment, including a small lathe, workbenches, shelves and racking in the Southeast corner of the plant, generally called the parts or supply crib.

Any and all contractor or supplier owned equipment.

Any and all leased or rented equipment.

Any and all forklifts

All downstream electrics.